IMPORTANT: You only need to complete and return this form if you want to make an election to participate in the Stock Option Liquidity Program. You may also submit an election to participate via the Program web site or telephone as described in the Notice. The terms and conditions included in the Notice to Eligible Optionees govern the Program and you should read the Notice carefully before you make any decisions regarding whether to participate in the Program.

COMCAST CORPORATION STOCK OPTION LIQUIDITY PROGRAM

Election Form

From:	[Name]
[Address]
	[City], [State] [Zip]	PIN No:

To:    Comcast Corporation (in care of Mellon Investor Services LLC)

        I acknowledge that I have received from Comcast Corporation the Notice to Eligible Optionees of the Stock Option Liquidity Program (the “Notice”). Capitalized terms used in this form have the meaning given to them in the Notice. To be effective, this form must be SIGNED and RECEIVED by the Election Deadline which is 6:00 p.m. New York City/Eastern Time on November 9, 2004.

Your Eligible Options

        I understand that my Eligible Options as of September 30, 2004 are set forth in the table below. If I exercise any such stock options before the Election Deadline, I understand that those stock options, though they may be listed on the table below, will no longer be included in the Stock Option Liquidity Program. Once I have validly made and not withdrawn an election to participate as of the Election Deadline, I will not be able to exercise my Eligible Options after the Election Deadline unless and until the Stock Option Liquidity Program is terminated as described in Section 9 of the Terms and Conditions of the Notice.

Grant Date	Class of Stock	Exercise Price	Expiration Date	Number of Options

HOLDERS OF ELIGIBLE OPTIONS SHOULD CONSULT THE PRICE AND NET PAYMENT INFORMATION INCLUDED BELOW OR BY USING THE WEB TOOL AT HTTPS://WWW.CORPORATE-ACTION.NET/COMCAST OR BY CALLING THE MELLON CALL CENTER TO OBTAIN THE NET PAYMENTS THAT WOULD BE RECEIVED FOR SUCH ELIGIBLE OPTIONS AT DIFFERENT AVERAGE CLOSING PRICES BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE STOCK OPTION LIQUIDITY PROGRAM. HOLDERS OF ELIGIBLE OPTIONS SHOULD ALSO BE AWARE THAT THE GROSS PAYMENT TO BE RECEIVED IN RESPECT OF ELIGIBLE OPTIONS HAVING HIGHER EXERCISE PRICES AND/OR EARLIER EXPIRATION DATES WILL BE SMALLER THAN ELIGIBLE OPTIONS WITH LOWER EXERCISE PRICES AND/OR LATER EXPIRATION DATES AND THAT IN SOME CASES AFTER THE DEDUCTION OF ALLOCABLE EXPENSES THE NET PAYMENT TO A HOLDER OF SUCH ELIGIBLE OPTIONS MAY PROVIDE LITTLE OR NO VALUE TO SUCH HOLDER.

Estimated Net Payment

        I understand that the table below shows the Gross Payment net of expenses (“Net Payment”) over a range of possible Average Closing Prices. I also understand that the actual Net Payment will only be determined following completion of the Averaging Period. The Net Payments shown below are subject to applicable tax withholdings.

Average Closing Price	a	B	c	d	E	F	G	h	I
Net Payment	aa	Bb	cc	dd	Ee	Ff	Gg	hh	ii

The stock prices listed above for Comcast common stock are hypothetical and are solely for purposes of illustrating the Net Payment that would result if these were the actual Average Closing Prices as of the end of the Averaging Period. The actual Average Closing Price of either class of Comcast common stock may be different than the hypothetical prices in the table, and may be outside of the bottom or top end of the range of hypothetical prices.

If you wish to find out your Net Payment (before applicable tax withholdings) for an Average Closing Price of our common stock that is not listed on the table above, please refer to the Stock Option Liquidity Program web site at https://www.corporate-action.net/comcast or contact the Mellon call center at (866) 485-7381 (if calling from within the U.S.) or (201) 329-8662 (if calling from outside the U.S.). Customer service representatives are available Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City/Eastern Time.

See other side for Election to Participate

Election to Participate

I understand that by checking the “I ELECT” box and signing my name below, I agree and acknowledge that:

•	I have read and understand all of the terms and conditions in the Notice to Eligible Optionees;

•	I elect to sell all of my Eligible Options in the Stock Option Liquidity Program on the terms set forth in the Notice; and

•	I am creating a binding contract with Comcast Corporation concerning the sale of all of my Eligible Options, which will be governed by the laws of the Commonwealth of Pennsylvania, U.S.A. and by Article 8 of the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania.

Check this box if you elect to sell all of your Eligible Options on the terms and conditions in the Notice:

☐   I ELECT to sell all of my Eligible Options on the terms and subject to the conditions in the Notice.

Date:	By:

Name:

If you elect to participate, please sign and date this election form and send it by mail or courier to one of the addresses set forth below.

Keep a copy for your records.

To be effective this form must be SIGNED and RECEIVED by the Election Deadline, which is 6:00 p.m. New York City/Eastern Time on November 9, 2004.

You may withdraw this election at any time until the Election Deadline.

By Hand:	By Mail:	By Overnight Courier:
Mellon Investor Services LLC	Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Reorganization Department	Attn: Reorganization Dept.	Attn: Reorganization Dept
120 Broadway, 13th Floor	P.O. Box 3301	85 Challenger Road
New York, NY 10271 USA	South Hackensack, NJ 07606 USA	Mail Stop - Reorg.
Ridgefield Park, NJ 07660 USA

All of your information that is described in this form may be used by Comcast Corporation and its affiliates and subsidiaries (“Comcast”) for administering and managing your participation in the Stock Option Liquidity Program and any other appropriate business purpose. Comcast will transfer this information to, and store this information in, Philadelphia, Pennsylvania, U.S.A. When necessary, Comcast may transfer to, or share this information with: its affiliates and subsidiaries for any appropriate business purpose; third party agents acting on Comcast’s behalf to provide products and services to holders of stock options; third parties as Comcast determines is necessary to protect or defend its rights or property or the safety or property of its personnel; in the course of litigation; and as required by law, regulation, or court order. Comcast will not disclose your information outside Comcast without your consent except as provided above.